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                                                                EXHIBIT 11.1



                       REDHOOK ALE BREWERY, INCORPORATED

                       COMPUTATION OF EARNINGS PER SHARE




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                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                    ------------------------------------------------
                                                                                        1996               1995              1994
                                                                                    --------------    ---------------    -----------
Primary and fully-diluted earnings per common share:
  Weighted average common shares outstanding ..............................          7,685,014          5,012,636          3,270,789

  Weighted average common stock equivalents outstanding:
    Series A convertible redeemable preferred stock .......................               --              796,791          1,242,857
    Series B convertible redeemable preferred stock .......................          1,289,872          1,289,872            163,006
    Stock options, net ....................................................            163,057            186,040            209,011

  Net effect of issuance of common stock and Series B preferred stock and the granting of stock options during the 12-month period prior to the offering at less than the offering price, calculated using the treasury stock method at the offering price,
    and treated as outstanding ............................................               --               13,273            394,089
                                                                                    ----------         ----------         ----------


Average number of common and equivalent shares outstanding ................          9,137,943          7,298,612          5,279,752
                                                                                    ==========         ==========         ==========

Net income ................................................................         $3,085,544         $3,182,453         $2,124,914
                                                                                    ==========         ==========         ==========

Earnings per share ........................................................         $     0.34         $     0.44         $     0.40
                                                                                    ==========         ==========         ==========
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